Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Klever Marketing Inc.:

We hereby consent to the incorporation by reference, in the Form 10 K dated April 15, 2013, of the audited financial statements of Klever Marketing Inc., for the year ended December 31, 2011, as stated in our report dated March 30, 2012, except for Note 2, Note 3 and Note 11 to the financial statements reclassifying compensation paid to a related party, related party disclosures and to correct an error related to uncertain tax positions in accordance with Accounting Standards Codification 740, Income Taxes, as to which the date is August 14, 2012.

/s/ Haynie & Company
Salt Lake City, UT
April 15, 2013